Exhibit (a)(9)

CallWave Appoints Patrick Moran as Vice President of Marketing

Moran Brings Breadth of Marketing Experience to CallWave

SAN FRANCISCO—(BUSINESS WIRE)— CallWave, Inc. (NASDAQ:CALL), a leading provider of Internet and mobile based collaboration software solutions, announced today that Patrick Moran has joined the company as vice president of marketing. Moran will report to CallWave CEO Jeff Cavins and will lead the Company’s corporate brand development, customer acquisition and partner marketing efforts. In addition, he will oversee Callwave’s advertising, product demand generation, and website development.

Moran joins CallWave with a rich background in software marketing, including collaboration software and “software as a service.” Moran’s marketing career includes positions at Cisco’s WebEx business unit, Intranets.com and Enterprise Social Media provider Mzinga. At Cisco’s WebEx, Moran was responsible for all online marketing and strategy as well as brand transformation from WebEx to Cisco and was selected to lead global web marketing and product strategy for the small business and individual professional market. Prior to Cisco, Moran served as the director of strategic marketing and brand strategy at Intranets.com, a high growth provider of web-based collaboration tools. Intranets.com offered small businesses and groups a secure workplace on the web for group communication and collaboration before being acquired by WebEx Communications in September, 2005.

“Patrick is known for building high-performance teams that successfully implement strategic marketing programs to drive corporate performance and brand awareness. We’re pleased to welcome him to CallWave as a valued member of our management team. As we count down the days to our general release of FUZE, CallWave’s on-line collaboration platform, Patrick’s strong background will be a great asset to the CallWave team,” said Jeff Cavins, chief executive officer of CallWave.

About CallWave, Inc.

CallWave is a global provider of unified communication applications which allow today’s professional to communicate, collaborate and conference from anywhere in the world via computer over any web connection or with any leading 3G smartphone or Wi-Fi enabled device. CallWave’s FUZE is a mobile and web-based collaboration service that enables secure, real-time collaboration, with integrated audio conferencing. FUZE offers unique features including high-definition, synchronized video and image sharing. CallWave’s FUZEMessenger solutions securely extend instant messaging (IM) and OCS applications to mobile devices, including the iPhone.

Founded in 1998, CallWave is publicly traded on the NASDAQ under the symbol “CALL,” with headquarters located in San Francisco, California. Please visit: www.callwave.com.

Important Additional Information for Stockholders

On May 5, 2009, CallWave commenced a tender offer for all of the outstanding shares of CallWave common stock. This press release is for informational purposes only and is not an offer to tender or the solicitation of an offer to tender any shares of common stock for a cash payment. Each holder of shares of CallWave common stock should read the tender offer statement, as it contains important information. The tender offer statement has been filed with the Securities and Exchange Commission and is available along with other filed documents for free on the website of the Securities and Exchange Commission at www.sec.gov. In addition, the tender offer statement and all other documents filed with the SEC in connection with the tender offer will be made available to investors free of charge by contacting BNY Mellon Shareowner Services, the information agent for the tender offer, at (800) 777-3674. Our stockholders are urged to carefully read the tender offer statement prior to making any decision with respect to the tender offer.

One of the purposes of the tender offer is for CallWave to go private. Further actions to go private, such as a reverse stock split followed by a forward stock split, may be necessary and require the approval of a majority of CallWave’s stockholders. The solicitation of proxies from CallWave stockholders has not yet commenced. This communication is for informational purposes only and is not a solicitation of proxies, and this communication shall not constitute a solicitation of proxies from holders of CallWave common stock. Any solicitation of proxies from holders of CallWave common stock shall be separately communicated in a proxy statement filed with the SEC and distributed to stockholders in accordance with applicable regulations of the SEC governing the solicitation of consents and proxies.

The tender offer is not being made nor will any tender of CallWave common stock be accepted from or on behalf of holders in any jurisdiction in which the making of the offer or the acceptance of any tender would not be made in compliance with laws of such jurisdiction.

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.